Exhibit 99.1

Build-A-Bear Workshop, Inc. Reports Increase in Total Revenues and Delivers a $9.4 Million Improvement in Pre-Tax Profit With Third Quarter Fiscal 2020 Results

  Total revenues increased 6.1% to $74.7 million compared to the fiscal 2019 third quarter
  Gross profit margin expanded 720 basis points compared to the fiscal 2019 third quarter
  Delivered pre-tax income of $1.7 million compared to a pre-tax loss of $7.7 million in the fiscal 2019 third quarter
  Ended the quarter with $25.8 million in cash and equivalents, an increase of $19.6 million compared to the fiscal 2019 third quarter with no borrowings on the Company’s asset-based credit facility

ST. LOUIS--(BUSINESS WIRE)--December 3, 2020--Build-A-Bear Workshop, Inc. (NYSE:BBW) today reported results for the third quarter and 39 weeks ended October 31, 2020. The Company noted that the disciplined execution of its strategy, inclusive of the acceleration of its digital transformation initiatives, drove an increase in total revenues, expansion in gross profit margin and growth in pre-tax income for the fiscal 2020 third quarter, as compared to the fiscal 2019 third quarter. The Company achieved these results even as the COVID-19 pandemic continued to negatively impact its retail store operations inclusive of a significant decline in traffic, a 7% reduction in store operating days due to temporary store closures and a 25% reduction in operating hours during the third quarter.

In the fiscal 2020 third quarter (13 weeks ended October 31, 2020 compared to the 13 weeks ended November 2, 2019):

  Total revenues were $74.7 million compared to $70.4 million in the fiscal 2019 third quarter, reflecting an 8.7% increase in net retail sales primarily driven by a 167% increase in e-commerce demand (orders generated online to be fulfilled from either the Company’s warehouse or its stores). This was partially offset by a $1.5 million decrease in commercial and international franchise revenues;
  Gross profit margin expanded to 46.6%, a 720-basis point improvement compared to the fiscal 2019 third quarter;
  Selling, general and administrative expenses (“SG&A”) were $33.1 million or 44.3% of total revenues, a 600-basis point improvement compared to the fiscal 2019 third quarter;
  Pre-tax income increased $9.4 million to $1.7 million compared to a pre-tax loss of $7.7 million in the fiscal 2019 third quarter; and
  Earnings before interest and taxes (“EBIT”) were $1.7 million, a $9.4 million improvement from the fiscal 2019 third quarter.

Sharon Price John, Build-A-Bear Workshop President and Chief Executive Officer, commented, “Fueled by consumer affinity for our brand, disciplined execution, and acceleration of our strategic digital transformation, the third quarter's profitable results reflected improvements across a number of key financial metrics. We delivered an increase in total revenues including continued triple-digit e-commerce growth, expansion in gross profit margin and a reduction in expenses. And, while we are pleased to have sustained this positive momentum thus far in our fourth quarter, we remain appropriately cautious given the ongoing uncertainty of the pandemic and its potential impact.

“During this period of rapid change, we have relied on the experience and agility of our management team and organization to quickly adjust and pivot as circumstances evolve. Igniting the emotional connection that Build-A-Bear has with multi-generational consumers is a critical foundation as we focus on accelerating the execution of our stated strategy with the goal to drive profitable growth through the monetization of our brand equity beyond traditional retail. Specifically, we have made great strides with initiatives driving our digital transformation ranging from e-commerce to marketing while having a long runway of continued opportunities including new, brand-enhancing, entertainment plans. Even in these uncertain times, with the majority of the corporate headquarters continuing to work remotely, we have meaningfully evolved the company, favorably re-negotiated the vast majority of store leases, maintained a solid balance sheet with no borrowings on our credit facility and secured the liquidity required to support our business. At the same time, we have been able to enhance our infrastructure in order to further leverage the power of the Build-A-Bear brand through the diversification of profitable revenue streams with the goal of delivering long-term stakeholder value,” concluded Ms. John.

Additional Third Quarter 2020 Highlights (13 weeks ended October 31, 2020 compared to the 13 weeks ended November 2, 2019):

  Net retail sales were $72.4 million compared to $66.6 million in the fiscal 2019 third quarter;
  Income tax expense was $10,000, compared to an income tax benefit of $1.8 million in the fiscal 2019 third quarter; and
  Net income was $1.7 million, or $0.11 per diluted share, compared to a net loss of $5.9 million, or $0.40 per share, in the fiscal 2019 third quarter.

Store Activity:
As of October 31, 2020, the Company had 358 corporately-managed stores. The Company noted that in the third quarter, its retail store operations were negatively impacted by COVID-related circumstances with a 7% reduction in store operating days due to temporary store closures and a 25% reduction in operating hours compared to the prior year’s period. Following the end of the quarter, the Company temporarily closed substantially all of its locations in the United Kingdom and Ireland complying with COVID-19 governmental mandates. The vast majority of these locations reopened on December 2, 2020 as restrictions were eased.

Separately, locations associated with the Company’s third-party retail model with relationships that include Carnival Cruise Lines, Great Wolf Lodge Resorts, Landry’s and Beaches Family Resorts as well as international franchise locations, were either closed or operated under restrictions due to COVID-19 for a portion or all of the third quarter.

Balance Sheet:
At quarter end, cash and cash equivalents were $25.8 million, an increase of $19.6 million compared to the end of the fiscal 2019 third quarter driven by improvement in the Company’s profitability. With the finalization of the renegotiation of store leases which resulted in a reduction in rents, payment deferrals and abatements, the Company noted that it is now current on substantially all of its rent payments. Total inventory at quarter-end was $51.5 million a decline of $14.7 million, or 22.2%, compared to the end of the fiscal 2019 third quarter. The Company noted that it is comfortable with the quality and composition of its inventory at quarter-end.

In the fiscal 2020 third quarter, capital expenditures were $0.7 million reflecting disciplined fiscal oversight during the pandemic, compared to $5.1 million in the fiscal 2019 third quarter. Depreciation and amortization was $3.2 million compared to $3.6 million in the fiscal 2019 third quarter.

Note Regarding Non-GAAP Financial Measures:
In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic EBIT, income and income per diluted share adjusted to exclude certain costs and accounting adjustments, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results. These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measure later in this document.

Today’s Conference Call and Webcast:
Build-A-Bear will host a live conference call which can be accessed at (201) 493-6780 with access code Build-A-Bear at 9 a.m. ET today. The call will be broadcast simultaneously over the internet through the Company’s investor relations website, http://IR.buildabear.com. The call is expected to conclude by 10 a.m. ET.

A replay of the conference call webcast will be available in the investor relations website for one year. A telephone replay will be available beginning at approximately noon ET today until midnight ET on December 10, 2020. The telephone replay is available by calling (844) 512-2921. The access code is: 13713287.

About Build-A-Bear
Build-A-Bear is a multi-generational global brand focused on “adding a little more heart to life” appealing to a wide array of consumer groups who enjoy the personal expression in making their own “furry friends” to celebrate and commemorate life moments. The 500+ interactive brick-and-mortar retail locations provide guests of all ages an interactive entertaining experience, which often fosters a lasting and emotional brand connection. The company also offers an engaging e-commerce/digital purchasing activity called the “Bear-Builder” at www.buildabear.com. In addition, the company leverages its brand’s power and equity beyond retail through entertaining content, wholesale products and non-plush consumer product categories via licensing agreements with leading manufacturers. Build-A-Bear Workshop, Inc. (NYSE:BBW) posted total revenue of $338.5 million in fiscal 2019. For more information, visit the Investor Relations section of buildabear.com.

Forward-Looking Statements
This press release contains certain statements that are, or may be considered to be, “forward-looking statements” for the purpose of federal securities laws, including, but not limited to, statements that reflect our current views with respect to future events and financial performance. We generally identify these statements by words or phrases such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “future,” “potential” or “continue,” the negative or any derivative of these terms and other comparable terminology. All of the information concerning our future liquidity, future revenues, margins and other future financial performance and results, achievement of operating of financial plans or forecasts for future periods, sources and availability of credit and liquidity, future cash flows and cash needs, success and results of strategic initiatives and other future financial performance or financial position, as well as our assumptions underlying such information, constitute forward-looking information.

These statements are based only on our current expectations and projections about future events. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements, including those factors discussed under the caption entitled “Risks Related to Our Business” and “Forward-Looking Statements” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on April 16, 2020 and other periodic reports filed with the SEC which are incorporated herein.

All of our forward-looking statements are as of the date of this Press Release only. In each case, actual results may differ materially from such forward-looking information. We can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of or any material adverse change in one or more of the risk factors or other risks and uncertainties referred to in this Press Release or included in our other public disclosures or our other periodic reports or other documents or filings filed with or furnished to the SEC could materially and adversely affect our continuing operations and our future financial results, cash flows, available credit, prospects and liquidity. Except as required by law, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

All other brand names, product names, or trademarks belong to their respective holders.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	13 Weeks		13 Weeks
	Ended		Ended
	October 31,	% of Total	November 2,	% of Total
	2020	Revenues (1)	2019	Revenues (1)
Revenues:
Net retail sales	$72,368	96.9	$66,575	94.6
Commercial revenue	1,858	2.5	2,560	3.6
International franchising	447	0.6	1,249	1.8
Total revenues	74,673	100.0	70,384	100.0
Cost of merchandise sold:
Cost of merchandise sold - retail (1)	38,715	53.5	40,284	60.5
Store asset impairment	162	0.2	—	0.0
Cost of merchandise sold - commercial (1)	782	42.1	1,412	55.2
Cost of merchandise sold - international franchising (1)	251	56.2	962	77.0
Total cost of merchandise sold	39,910	53.4	42,658	60.6
Consolidated gross profit	34,763	46.6	27,726	39.4

Selling, general and administrative expense	33,091	44.3	35,412	50.3
Interest (income) expense, net	2	0.0	8	0.0
(Loss) income before income taxes	1,670	2.2	(7,694)	(10.9)
Income tax expense	10	0.0	(1,821)	(2.6)
Net (loss) income	$1,660	2.2	$(5,873)	(8.3)

(Loss) Income per common share:
Basic	$0.11		$(0.40)
Diluted	$0.11		$(0.40)
Shares used in computing common per share amounts:
Basic	14,999,786		14,752,307
Diluted	15,220,432		14,752,307
(1)	Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold - retail, cost of merchandise sold - commercial and cost of merchandise sold - international franchising that are expressed as a percentage of net retail sales, commercial revenue and international franchising, respectively. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales, commercial revenue or international franchising and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	39 Weeks		39 Weeks
	Ended		Ended
	October 31,	% of Total	November 2,	% of Total
	2020	Revenues (1)	2019	Revenues (1)
Revenues:
Net retail sales	$157,354	97.3	$222,837	95.3
Commercial revenue	3,056	1.9	8,507	3.6
International franchising	1,240	0.8	2,616	1.1
Total revenues	161,650	100.0	233,960	100.0
Costs and expenses:
Cost of merchandise sold - retail (1)	102,300	65.0	126,722	56.9
Store asset impairment (2)	7,044	4.5	—	—
Cost of merchandise sold - commercial (1)	1,309	42.8	3,887	45.7
Cost of merchandise sold - international franchising (1)	636	51.3	2,417	92.4
Total cost of merchandise sold	111,289	68.8	133,026	56.9
Consolidated gross profit	50,361	31.2	100,934	43.1

Selling, general and administrative expense	81,332	50.3	106,940	45.7
Interest expense, net	6	0.0	21	0.0
Income (loss) before income taxes	(30,977)	(19.2)	(6,027)	(2.6)
Income tax expense (benefit)	2,476	1.5	(126)	(0.1)
Net income (loss)	$(33,453)	(20.7)	$(5,901)	(2.5)

Income (loss) per common share:
Basic	$(2.24)		$(0.40)
Diluted	$(2.24)		$(0.40)
Shares used in computing common per share amounts:
Basic	14,923,304		14,697,592
Diluted	14,923,304		14,697,592
(1)	Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold - retail, cost of merchandise sold - commercial and cost of merchandise sold - international franchising that are expressed as a percentage of net retail sales, commercial revenue and international franchising, respectively. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales, commercial revenue or international franchising and immaterial rounding.
(2)	Due to the charges primarily in the 39 weeks ended October 31, 2020, a separate line item was disclosed and expressed as a percentage of net retail sales.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except per share data)

	October 31,	February 1,	November 2,
	2020	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$25,809	$26,726	$6,167
Inventories, net	51,501	53,381	66,205
Receivables, net	7,950	11,526	10,250
Prepaid expenses and other current assets	5,427	7,117	6,327
Total current assets	90,687	98,750	88,949

Operating lease right-of-use asset	109,757	126,144	135,810
Property and equipment, net	55,421	65,855	65,954
Deferred tax assets	-	3,411	3,203
Other assets, net	3,572	3,202	2,761
Total Assets	$259,437	$297,362	$296,677

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$14,527	$15,680	$18,390
Accrued expenses	19,856	16,536	9,985
Operating lease liability short term	35,489	30,912	31,537
Gift cards and customer deposits	19,070	20,231	19,141
Deferred revenue and other	2,364	2,605	2,347
Total current liabilities	91,306	85,964	81,400

Operating lease liability long term	107,653	119,625	130,394
Deferred franchise revenue	866	1,325	1,289
Other liabilities	2,913	1,717	1,651

Stockholders' equity:
Common stock, par value $0.01 per share	160	152	152
Additional paid-in capital	72,344	70,733	69,955
Accumulated other comprehensive loss	(12,277)	(12,079)	(11,927)
Retained (deficit)/earnings	(3,528)	29,925	23,763
Total stockholders' equity	56,699	88,731	81,943
Total Liabilities and Stockholders' Equity	$259,437	$297,362	$296,677

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Selected Financial and Store Data
(dollars in thousands)

	13 Weeks	13 Weeks	39 Weeks	39 Weeks
	Ended	Ended	Ended	Ended
	October 31,	November 2,	October 31,	November 2,
	2020	2019	2020	2019

Other financial data:

Retail gross margin ($) (1)	$33,653	$26,291	$55,054	$96,115
Retail gross margin (%) (1)	46.5%	39.5%	35.0%	43.1%
Capital expenditures (2)	$651	$5,155	$4,029	$10,099
Depreciation and amortization	$3,194	$3,561	$9,905	$10,359

Store data (3):
Number of corporately-managed retail locations at end of period
North America			306	315
Europe			51	55
Asia			1	1
Total corporately-managed retail locations			358	371

Number of franchised stores at end of period			77	104

Corporately-managed store square footage at end of period (4)
North America			712,387	719,277
Europe			76,173	78,786
Asia			1,750	1,750
Total square footage			790,310	799,813
(1)	Retail gross margin represents net retail sales less cost of merchandise sold - retail. Retail gross margin percentage represents retail gross margin divided by net retail sales. Store impairment is excluded from retail gross margin.
(2)	Capital expenditures represents cash paid for property, equipment, other assets and other intangible assets.
(3)	Excludes e-commerce. North American stores are located in the United States, Canada and Puerto Rico. In Europe, stores are located in the United Kingdom, Ireland and Denmark. In Asia, the store is located in China. Seasonal locations not included in store count.
(4)	Square footage for stores located in North America is leased square footage. Square footage for stores located in Europe is estimated selling square footage. Seasonal locations not included in the store count.

* Non-GAAP Financial Measures

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Results
(dollars in thousands, except per share data)

	13 Weeks	13 Weeks	39 Weeks	39 Weeks
	Ended	Ended	Ended	Ended
	October 31,	November 2,	October 31,	November 2,
	2020	2019	2020	2019
Income (loss) before income taxes (pre-tax)	$1,670	$(7,694)	$(30,977)	$(6,027)
Interest	2	8	6	21
Earnings before interest and taxes (EBIT)	$1,672	$(7,686)	$(30,971)	$(6,006)

	13 Weeks	13 Weeks	39 Weeks	39 Weeks
	Ended	Ended	Ended	Ended
	October 31,	November 2,	October 31,	November 2,
	2020	2019	2020	2019
Income (loss) before income taxes (pre-tax)	$1,670	$(7,694)	$(30,977)	$(6,027)
Income (loss) before income tax adjustments:
COVID-19 activity (1)	54	-	112	-
Impairment and other charges (2)	78	-	7,628	(456)
Foreign exchange losses (gains) (3)	(68)	(785)	197	332
Adjusted income (loss) before income taxes (adjusted pre-tax)	1,734	(8,479)	(23,040)	(6,151)

Income tax (expense) benefit	(10)	1,821	2,476	(126)
Tax adjustments:
Income tax impact: adjustments (4)	(13)	165	(1,667)	26
Income tax impact: CARES Act (5)	-	-	(773)	-
Valuation allowance (6)	-	-	3,272	-
Adjusted income tax (expense) benefit	(23)	1,986	3,309	(100)

Net (loss) income	1,660	(5,873)	(33,453)	(5,901)
Adjustments	51	(620)	8,770	(98)
Adjusted net (loss) income	$1,711	$(6,493)	$(24,683)	$(5,999)

Net (loss) income per diluted share (EPS)	$0.11	$(0.40)	$(2.24)	$(0.40)

Adjusted net (loss) income per diluted share (adjusted EPS)	$0.11	$(0.44)	$(1.65)	$(0.41)
(1)	Represents COVID-19 related expenses at our stores, warehouse, and headquarters.
(2)	Represents non-cash adjustments including estimated asset impairment charges related to store fixed assets and right-of-use operating lease assets and bad debt expense in the 13 and 39 weeks ending October 31, 2020 and November 2, 2019.
(3)	Represents the consolidated impact of foreign exchange rates on the re-measurement of balance sheet items not denominated in functional currency recorded under the provisions of U.S. GAAP and transactional gains and losses. This does not include any impact on margin associated with the translation of revenues or the foreign subsidiaries' purchase of inventory in U.S. dollars.
(4)	Represents the aggregate tax impact of the pre-tax adjustments. As a result of the Company's full, global valuation allowance as of May 2, 2020, the Company cannot realize an income tax benefit on these adjustments for first quarter of fiscal 2020.
(5)	Represents the impact of the technical correction related to qualified leasehold improvements resulting from the CARES Act occurring in the first quarter of fiscal 2020
(6)	Represents the valuation allowance recorded on its net deferred tax assets in North America in the first quarter of fiscal 2020.

Contacts

Investors:
Voin Todorovic
Build-A-Bear Workshop
314.423.8000 x5221

Media:
Public Relations
PR@buildabear.com